EXHIBIT 99.1
[Encore Wire Corporation Logo Omitted]

Encore Wire Corporation	PRESS RELEASE		April 28, 2010
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO
For Immediate Release
ENCORE WIRE REPORTS FIRST QUARTER RESULTS
MCKINNEY, TX — Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2010.
Net sales for the quarter ended March 31, 2010 were $175.2 million compared to $144.5 million during the first quarter of 2009. Net loss for the first quarter of 2010 was $2.5 million versus net income of $4.6 million in the first quarter of 2009. Fully diluted net loss per common share was $0.11 in the first quarter of 2010 versus earnings of $0.20 in the first quarter of 2009. Unit volumes, measured in pounds of copper contained in the wire sold during the period declined 30.6% in the first quarter of 2010 versus the first quarter of 2009. However, the spread between the cost of a pound of copper purchased and the price of a pound of copper sold increased by 12.3%. The 2010 first quarter results include a $2.6 million dollar pre-tax charge associated with the early retirement of long-term debt that the Company paid off in January.
On a sequential quarter comparison, net sales for the first quarter of 2010 were $175.2 million versus $177.1 million during the fourth quarter of 2009. Net loss for the first quarter of 2010 was $2.5 million versus a $1.9 million net loss in the fourth quarter of 2009. Fully diluted net loss per common share was $0.11 in the first quarter of 2010 versus a $0.08 net loss in the fourth quarter of 2009. Unit volumes declined 13.3% in the first quarter of 2010 versus the fourth quarter of 2009. However, the spread between the cost of a pound of copper purchased and the price of a pound of copper sold increased by 28.6%.
Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “Unit volume decreases caused by the drop in construction activity continue to create turmoil in our industry. During the quarter, a competitor exited the market by selling out to another competitor. Despite the continued volume decreases, there were positive developments, including the increase in “spreads” during the past quarter. The spread between the price of wire sold and the cost of raw copper is a key metric in this industry and a key driver of the level of profitability. With our low cost structure, we have strong upside leverage when the spread expands. On a sequential quarter basis, the average cost of copper purchased increased by 10.7%, while the average price of wire sold increased by 14.1%, increasing the spread by 28.6%. Our pre-tax loss of $4.1 million ($2.5 million net of income taxes) includes a one-time pre-tax charge of $2.6 million ($1.7 million net of income taxes) associated with the debt retirement we executed in January. This positive change in sequential quarterly earnings occurred despite the 13.3% decrease in unit volume sold. We continue to strive to lead or follow industry price increases to achieve profit growth.
We produced these results in this difficult environment due to our low cost business model and aggressive cost cutting in all facets of our operation. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field.

We continue to maintain our strong balance sheet. We paid off our long-term debt and our $150 million revolving line of credit has a zero balance. In addition, we had $130.4 million in cash as of March 31, 2010. Our bank covenants were amended in the quarter to take current economic conditions into account. We also declared our fourteenth consecutive quarterly cash dividend during the first quarter of 2010.
With our exceptionally strong balance sheet, we have the capability to approach the future confidently. Our low cost structure and strong balance sheet have enabled us to withstand tough periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their tremendous efforts and our stockholders for their continued support.”
Encore Wire Corporation manufactures a broad range of copper electrical wire for interior wiring in homes, apartments, manufactured housing and commercial and industrial buildings.
The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publish this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2009 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended March 31,
$’s in 000’s	2010	2009
Net Income	$(2,466)	$4,616
Income Tax Expense	(1,620)	2,323
Interest Expense	254	870
Depreciation and Amortization	3,472	3,470

EBITDA	$(360)	$11,279

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS

Current Assets
Cash	$130,356	$226,769
Receivables, net	142,540	133,176
Inventories	32,530	42,563
Prepaid Expenses and Other	12,261	4,991

Total Current Assets	317,687	407,499

Property, Plant and Equipment, net	126,639	126,856

Other Assets	233	203

Total Assets	$444,559	$534,558

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	$30,778	$11,942
Accrued Liabilities and Other	12,862	18,245
Current Portion of Long-Term Debt	—	100,430

Total Current Liabilities	43,640	130,617

Long Term Liabilities
Non-Current Deferred Income Taxes	10,717	10,957

Total Long Term Liabilities	10,717	10,957

Total Liabilities	54,357	141,574

Stockholders’ Equity
Common Stock	263	263
Additional Paid in Capital	44,205	44,057
Treasury Stock	(21,269)	(21,269)
Retained Earnings	367,003	369,933

Total Stockholders’ Equity	390,202	392,984

Total Liabilities and Stockholders’ Equity	$444,559	$534,558

Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
(972) 562-9473
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Data)
(Unaudited)

	Quarter Ended March 31,
	2010		2009
Net Sales	$175,229	100.0%	$144,485	100.0%
Cost of Sales	164,628	94.0%	126,650	87.7%

Gross Profit	10,601	6.0%	17,835	12.3%

Selling, General and Administrative Expenses	11,984	6.8%	10,608	7.3%

Operating Income	(1,383)	-0.8%	7,227	5.0%

Net Interest & Other Expense	2,703	1.5%	288	0.2%

Income before Income Taxes	(4,086)	-2.3%	6,939	4.8%

Income Taxes	(1,620)	-0.9%	2,323	1.6%

Net Income	$(2,466)	-1.4%	$4,616	3.2%

Basic Earnings Per Share	$(0.11)		$0.20

Diluted Earnings Per Share	$(0.11)		$0.20

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	23,159		22,997

-Diluted	23,329		23,277

Dividends Declared per Share	$0.02		$0.02